Exhibit 10.16

DISTRIBUTION SERVICE AGREEMENT

This Distribution Service Agreement (the “Agreement”) is entered into effective as of January 1, 2008 (the “Effective Date”) between Stripes LLC, a Texas limited liability company (“Stripes”) and McLane Company, Inc., a Texas corporation (“McLane”).

ARTICLE 1

SCOPE OF AGREEMENT

1.1 Definitions. For purposes of this agreement:

(a) “Affiliate” means, with respect to any entity, any other entity directly or indirectly Controlling, Controlled by, or under common Control with that entity.

(b) “Case” is understood to mean the standard minimum shipping unit within the convenience store industry for store-level delivery of any product.

(c) “Change Notice” has the meaning set forth in Section 6.13.

(d) “Contracted Categories” means all categories of food products offered by McLane, as well as all categories of non-food general merchandise products (including cigarettes and tobacco products) offered by McLane, in either case, as set forth on Exhibit A, hereto, as the same may be amended from time to time by agreement of the Parties.

(e) “Control” means the ability to vote, or control the voting of, directly or indirectly, more than 50% of the voting power of an entity.

(f) “Cost” means List Price based on the buying bracket in which McLane normally buys that product [***] (as defined below) at date of delivery to the applicable Store, provided that in no event shall McLane be obligated to charge an amount that is lower than the average List Price paid by McLane for the Product for Stripes across all applicable divisions; plus (B) the gross amount of any Wholesale Taxes paid or payable by McLane; plus (C) any applicable freight charges from the Manufacturer’s shipping point to the applicable McLane division or subsidiary (including sort and segregate charges). [***]

(g) “Financial Benefits” has the meaning set forth in Section 6.2.

(h) “Law” has the meaning set forth in Section 6.11.

(i) “Licensed Technology” has the meaning set forth in Section 2.4.

*CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS NOTED WITH “[***].” AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(j) “List Price” means, except as set forth in the following sentence, the applicable Manufacturer’s then-current published or publicly-quoted delivered list price at date of delivery of Products to that Store (and even though McLane may have purchased a particular Product from a person other than the Manufacturer) without regard to any cash discounts, volume discounts or rebates the Manufacturer may provide to McLane. With respect to Products purchased from or through a redistribution intermediary, “List Price” means the then-current delivered list price of that redistribution intermediary.

(k) “Manufacturer” means the person that manufactures or causes others to manufacture products that are marketed under brands or labels controlled by that person, or any Affiliate of that person.

(l) “Manufacturer’s List” means the applicable Manufacturer’s gross invoice price to McLane at date of delivery of Products to the applicable Store, less all then-current and applicable manufacturer invoice deals that are required by the Manufacturer to be passed to Stripes.

(m) “Material Change” has the meaning set forth in Section 6.13.

(n) “Non-Peak Hours” shall have the meaning the hours between 8:00 p.m and 5:00 a.m. Central Time.

(o) “Payment Default” has the meaning set forth in Section 4.2.

(p) “Product” means any product supplied under this agreement to any Store, whether or not such product is within the Contracted Categories.

(q) “Statutory Markup” means, with respect to any jurisdiction having a minimum-price law applicable to cigarette wholesale transactions, an amount calculated by multiplying (A) the applicable product’s “basic cost” (or similar defined term) as defined by such applicable law by (B) the statutory presumptive markup(s) prescribed by such applicable law

(r) “Store” means any convenience food store operated by any Stripes entity, with the exception of any “specialty format” stores (e.g., truck stops, meat markets, grocery stores, “superettes” or any other store the product offering of which would not be fully supported by the Contracted Categories as reflected on Exhibit A as of the date of this Agreement).

(s) “Stripes Entities” means, collectively, Stripes and all its Affiliates.

(t) “Stripes Items” has the meaning set forth in Section 2.1.

(u) “Wholesale Tax” means any tax, assessment, or charge imposed or collected at any time by any governmental entity or political subdivision thereof on a product or its sale or distribution, whether designated as a sales tax, excise tax, gross receipts tax, occupational or privilege tax, value-added tax, or similar imposition, but not does not include any tax based on McLane’s personal property or net income.

1.2 Purchase and Supply. Stripes shall purchase from McLane as supplier of first choice, and McLane shall sell to Stripes and deliver to the Stores, all of the Stores’ requirements of products within the Contracted Categories (except those denoted as “Partial” on Exhibit A to this Agreement, which Stripes may source from McLane or others) during the term of this agreement.

1.3 Other Business of McLane. Nothing in this agreement will prohibit McLane from supplying and delivering products or services to any other customer or person. Nothing in this agreement will require McLane to pass, as a reduction in product cost or otherwise, the benefit of any backhaul income it generates at its own expense using its own or another authorized carrier; provided, however, that any [***] added to a [***] at the [***], as hereinafter defined) shall be [***] in the manner [***].

1.4 New Stores. Subject to Sections 4.3 and 6.13, hereof, if any Stripes Entity commences or acquires operations of any Store during the term of this agreement that is not subject to a then-existing service agreement with McLane or a then-existing service agreement with another wholesale supplier that is not capable of being terminated for convenience, that Store will be, upon such commencement of its operation or management by a Stripes Entity (or upon the expiration or termination of such other agreement with another supplier, if applicable), included within the definition of Stores and subject to the terms and conditions of this agreement.

ARTICLE 2

PRODUCT MIX, ORDERING AND SUPPLY

2.1 Core Item Mix. Stripes shall develop a product mix for the Stores using the then-currently existing items in each applicable McLane division’s inventory mix, including store use items, together with Stripes’ proprietary and other specialty or exclusive items (such proprietary and specialty items, “Stripes Items”), which items McLane hereby agrees to carry, provided the manufacturers of all such items (i) enter into, and remain in substantial compliance with, McLane’s standard form of vendor agreement and (ii) satisfy, and remain in substantial compliance with, McLane’s credit requirements.

2.2 Slow-Moving Items. McLane shall review the Stores’ product mix at least quarterly with Stripes and for each ‘slow-moving item’ provide mutually agreeable replacement(s) reflecting greater unit sales within each applicable McLane division. A ‘slow-moving item’ is any retail product falling within a Contracted Category that, with respect to the applicable McLane division, does not meet a minimum delivery threshold of [***] Cases per week,

*CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS NOTED WITH “[***].” AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

provided, however, that any product or supply purchased by the Stores primarily for a use other than resale to the public, and any ‘critical product(s)’ that are mutually agreed upon between Stripes and McLane, shall not be deemed to constitute ‘slow moving items.’ If the slow-moving item is a Stripes Item, Stripes shall purchase from McLane all of McLane’s on-hand inventory of that Stripes Item within 30 days after the end of the month in which that item should be replaced at a price equal to the cost McLane paid for those items plus all reasonable, customary and necessary handling costs and expenses. Furthermore, upon expiration or termination of this agreement, Stripes shall purchase from McLane all of McLane’s on-hand inventory of Stripes Items at a price determined in accordance with the preceding sentence.

2.3 Product Ordering and Delivery. Each Store shall order once per week from McLane, and McLane shall supply and deliver to that Store at least once per week. The Stores shall accept each delivery by McLane, and shall be available for those deliveries on a [***]-hours-a-day, [***]-days-a-week flexibility schedule, except where the Store’s hours of business or applicable local government ordinances restrict such unlimited availability, in which case Stripes shall grant McLane the most flexible delivery window reasonably possible under the circumstances. The foregoing flexibility commitment notwithstanding, McLane shall use its best efforts to ensure that at least [***] of deliveries are scheduled and made during Non-Peak hours, and Stripes shall have the opportunity to review and provide recommendations with respect to any delivery schedules prepared by McLane prior to their implementation.

2.4 Item Maintenance. Stripes shall perform store- and item- maintenance, using either the Licensed Technology (as defined below) or an alternative technology that is compatible with the McLane system and which has been approved by McLane, whose approval will not be unreasonably withheld; provided, however, that Stripes’ store- and item-cost and retail price maintenance responsibilities shall not be deemed to include loading distributions or other systems or Stripes account maintenance. During the term of the Agreement, McLane shall make available to Stripes at no charge (including customary and standard training) from McLane the most current versions of the following software products (“Licensed Technology”): Quasar, M-Pulse and Document Direct software, or any other applications McLane may make available in the future, including any replacements for any such applications.

2.5 Returns and Reclamation. McLane and Stripes shall follow the return and reclamation policies and procedures set forth on Exhibit B to this agreement.

ARTICLE 3

PRICING AND PAYMENT TERMS

3.1 Product Pricing. Unless a higher price is required by the Manufacturer under a written resale price maintenance policy (in which case that higher price will apply), the applicable price for Products will be determined in accordance with this Section 3.1.

*CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS NOTED WITH “[***].” AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(a) Products Other than Cigarettes. The applicable price for any Product other than cigarettes, is the amount calculated in accordance with the following: (i) Cost (as defined below), minus (ii) the amount of any promotional deals and allowances granted by a Manufacturer [***].

(b) Cigarettes. The price charged by McLane and to be paid by Stripes for cigarettes shall be the then-current Manufacturer’s List; plus, [***]. In the event of any post-Effective Date increase or decrease in the per-carton amounts payable to McLane, or discounts available to McLane (or both), from a cigarette Manufacturer related to the purchase of cigarettes from such Manufacturer by McLane, then McLane may decrease or increase, or newly impose, as applicable, an additional markup on affected brands by an amount equal to the per-carton change in such Manufacturer’s terms.

(c) Price Protection. McLane shall provide Stripes with [***] of the price protection provided to McLane by the Manufacturer on increases in Manufacturer’s List occurring during the term of this agreement. In the event that McLane directly, or indirectly through any Affiliate, [***] that has the effect of [***] than that [***] pursuant to this agreement, [***] this agreement so as to provide [***]. For purposes of this agreement, [***].

(d) Imputed Discount. McLane may impute cash discounts of up to two per cent (2%), or more if a higher discount is standard for that category of product, or any portion thereof, that is not allowed by the Manufacturer to McLane, and to do so based upon Cost or Manufacturer’s List, as applicable. On the Effective Date, McLane shall provide Stripes with a schedule reflecting, by Manufacturer, all product categories for which any such cash discount is imputed and, thereafter, shall provide Stripes a comprehensive list upon request.

3.2 Additional Fees. In addition to the item markups described in Section 3.1(a)(ii), the fees and charges described in Exhibit C will apply to the respective services, if applicable, utilized by Stripes.

3.3 Payment Terms. For all Products purchased and services received by the Stores, Stripes shall cause payment to be made by ACH Credit (or ACH Debit if approved by McLane) or wire transfer to McLane not later than 12:00 Noon, Central Time, [***] days from statement date. Each payment shall be in the full amount of the statement to which they relate. Any undisputed amounts not paid when due will bear interest at an annual rate of [***].

3.4 Early Payment Rebate. Stripes may, at its sole election made in accordance with the following sentence, pay earlier than the time specified in Section 3.3, in which event McLane shall pay Stripes an early payment rebate calculated in accordance with the following schedule. Stripes may exercise such option by giving two weeks’ prior written notice to McLane of the specific earlier payment date selected by Stripes under this section, and such earlier payment date shall continue to apply (instead of the date set forth in Section 3.3) until another such two-week notice is given by Stripes.

*CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS NOTED WITH “[***].” AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Date of Stripes’ Payment	Rebate
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

McLane shall calculate the rebate as a percentage of all net purchases by Stripes in each McLane accounting period, and shall pay each rebate to Stripes within 10 days after the end of the applicable McLane accounting period. The foregoing discount schedule shall also apply in the event McLane requires Stripes to pay on shorter terms than as set forth in Section 3.3.

ARTICLE 4

TERM AND TERMINATION

4.1 Term. The term of this agreement will commence on the Effective Date and, unless earlier terminated in accordance with this article, will continue thereafter until December 31, 2010.

4.2 Termination Due to Payment Default. If Stripes fails, in any material respect, to make required payments for any Products or services purchased by the Stores from McLane at the time payment is required to be made pursuant to this agreement (a “Payment Default”), McLane may immediately suspend performance of its obligations under this agreement until the time the Payment Default is cured. If a Payment Default is not cured within three business days after Stripes receives said notice from McLane, then McLane may immediately terminate this agreement.

4.3 Termination Remedies to Both Parties.

(a) Either party may terminate this agreement for any reason upon 180 days written notice to the other.

*CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS NOTED WITH “[***].” AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(b) Either party may immediately terminate this agreement or suspend its performance under this agreement at that party’s sole discretion (a) without notice upon: (1) the institution of insolvency, bankruptcy or similar proceedings by or against the other party; (2) any assignment or attempted assignment for the benefit of creditors by the other party; (3) any appointment, or application for that appointment, of a receiver for the other party; (4) the other party becoming insolvent or unable to pay its debts as they come due; (5) an involuntary lien being filed or levied against, or foreclosure or seizure of materially all or a significant portion of, the other party’s assets, including inventory, by a creditor, lienholder, lessor, governmental authority or other person, which has not been removed within 10 days; (6) the other party’s material falsification of any records or reports required hereunder; (7) a material adverse change in the other party’s financial condition or results of operations ; (8) a Material Change under Section 6.13, hereof and (b) upon 90 days prior notice by Stripes to McLane if (1) Stripes enters into an agreement providing for, or experiences, a change in Control, (2) Stripes enters into an agreement providing for, or consummates, a disposition of all or substantially all of its assets or (3) Stripes enters into an agreement providing for, or consummates, in one or more related transactions, an acquisition or disposition the net effect of which is to increase or decrease Stripes Store count by more than 60 Stores.

(c) Either party may terminate this agreement immediately upon written notice if the other party breaches, or fails to comply with, any material term of this agreement and that breach or failure has continued for 30 days after that party received written notice of that breach or failure from the other party. This Section 4.3(b) does not apply to a Payment Default.

4.4 Effect of Termination. Any termination made in accordance with this Article 4 will have no effect on, nor diminish, alter, or affect (a) any rights or obligations of the parties that accrued or arose on or before the date of such termination, (b) any indemnification or confidentiality obligations under this Agreement occurring before such termination, or (c) any provisions which by their express terms contemplate performance upon or following such termination.

ARTICLE 5

WIND-UP OF PRIOR AGREEMENT

5.1 Entire Agreement. This agreement contains the whole agreement between the Parties relating to the matters contemplated hereby and succeeds, replaces and supersedes all previous understandings and agreements between the Parties including, without limitation, the Distribution Service Agreement between McLane and SSP Partners, a Texas general partnership, dated August 21, 1997 (and all amendments thereof and modifications thereto) as well as the Distribution Service Agreement between McLane and Town & Country Food Stores, Inc. dated April 16, 2006 (and all amendments thereof and modifications thereto).

5.2 Clean-Up of Slow-Moving Inventory. Within 90 days after the Effective Date, Stripes shall purchase from McLane all of McLane’s on-hand inventory of slow-moving items (as determined by the reports McLane shall issue within 10 days following the Effective Date and upon request by Stripes from time to time thereafter) at a price equal to the cost McLane paid for those items plus all reasonable, customary and necessary handling costs and expenses in accordance with Section 2.2, above.

5.3 Indemnity; Insurance. Each party (“Indemnifying Party”) agrees to defend, indemnify and hold harmless the other party, and their respective officers, directors, employees, agents and Affiliates (referred to collectively as the “Indemnified Parties”), and each of them from and against any and all claims, demands, suits, actions, liabilities, and/or actions asserted by any person, individually or through any representative, including all costs, attorney’s fees, settlement funds, damages or expenses to the extent resulting or allegedly resulting or arising from the acts or omissions by the Indemnifying Party or its employees, contractors or agents; provided that, the foregoing indemnified liabilities shall not include any liabilities arising from the gross negligence of an Indemnified Party, or arising from the sole negligence of an Indemnified Party. However, with respect to any lawsuit filed against both McLane and Stripes alleging negligence or other wrongdoing on the part of both parties, McLane shall, upon request from Stripes, provide Stripes’ defense if and for so long as the following conditions are met: (a) both parties are and remain named as parties to the lawsuit, (b) the joint defense of both parties can be provided by a single attorney or law firm, (c) McLane’s responsibility to provide the defense shall not commence until after the lawsuit is filed and served upon both McLane and Stripes, and (d) McLane shall have the right to recoup Stripes’ proportionate share (if any, as determined by the two parties’ proportionate share of any final judgment or settlement) of such defense costs from Stripes promptly at the end of the litigation, including via setoff against amounts otherwise owing and payable to Stripes. Additionally, McLane agrees to comply, at all times while any of the Services are being provided, with Stripes’ Certificate of Insurance requirements set forth on Exhibit D.

ARTICLE 6

MISCELLANEOUS

6.1 Reporting. If at any time Stripes’ parent company, Susser Holdings Corporation, ceases to publicly file financial statements with the US Securities and Exchange Commission, then, upon McLane’s request, Stripes shall furnish McLane with Stripes’ then-most recent quarterly financial statements prepared in accordance with generally accepted accounting principles, and any other financial information as deemed reasonable and necessary. Additionally, within 120 days after the end of Stripes fiscal accounting year, Stripes shall provide McLane with its annual audited financial statements. Those financial statements will be furnished to: Credit Department, McLane Company, Inc., P.O. Box 6115, Temple, Texas 76503-6115.

6.2 Entitlement to Financial Benefits. Stripes shall not be entitled to any allowance, rebate, discount, incentive, price protection or other payment or financial benefit under this agreement (including any such financial benefits set forth in Article 4 or Exhibit C) (collectively, “Financial Benefits”) and McLane shall not be obligated to pay any such Financial Benefit to Stripes unless, as of the date the Financial Benefit otherwise would accrue or be payable: (a) Stripes is in compliance with all terms and conditions of this agreement (including the payment terms set forth in Article 3), (b) Stripes is in compliance with all written terms and conditions required by applicable Manufacturers and provided to Stripes by McLane or such Manufacturer

(including any requirements to supply data to Management Science Associates, Inc. or other designee of one or more cigarette Manufacturers), and (c) all Product purchases to which the Financial Benefit relates have been paid for in full by Stripes to McLane; except, (i) in the case of clause (a) where such non-compliance is immaterial or insignificant either in form or in consequence and (ii) in the case of clause (b) where such non-compliance would not tend to materially impair McLane’s legal or commercial relationship with such Manufacturer.

6.3 Critical Vendor. Stripes shall take all steps necessary or required (including, without limitation, including McLane in first-day notices and motions) to have McLane designated as a “critical vendor” entitled to payment in full for all prepetition deliveries of Products in any bankruptcy proceedings in which any Stripes Entity is the debtor.

6.4 Notices. Any notice, request, consent, waiver or other communication required or permitted hereunder will be effective only if it is in writing and delivered personally or sent by facsimile transmission, a nationally recognized overnight delivery service, or registered or certified mail, postage prepaid, to the other party at the address set forth on the signature block below (or to any other address as the parties will provide to the other in writing). All such notices, requests, consents, waivers or other communications will be deemed to have been given and received on the date of delivery if sent by personal delivery, facsimile transmission, or overnight delivery; or on the third business day after mailing it in accordance with this Section.

6.5 Confidentiality. Each party shall maintain in strict confidence all information communicated to that party by the other or any Affiliate, will use it only for purposes of this agreement, and will not disclose it, or any of the provisions of this agreement, without the prior written consent of the other party, except as may be necessary by reason of legal, accounting or regulatory requirements beyond the reasonable control of the recipient party. However, in accordance with the preceding sentence Stripes hereby authorizes McLane to submit store- and item-level product purchase data to the product Manufacturers regarding their own products for their own use except for cigarettes in which case data sharing amongst manufacturers is permitted. Each party shall be responsible for ensuring its Affiliates’ compliance with the provisions of this Section. This Section will survive any expiration or termination of this agreement. Neither party shall issue or make, or cause or permit to be issued or made, any media release or announcement concerning this agreement or the transactions contemplated by this agreement without the prior approval of the other party, except as may be necessary by reason of legal, accounting or regulatory requirements beyond the reasonable control of that party.

6.6 Records Examination Rights. Upon 10 days’ prior written notice to McLane, Stripes, at its sole cost and expense, may conduct an examination of the Manufacturers’ published price lists and retail deal sheets maintained by McLane relating specifically to the Cost of one or more Products within the Contracted Categories and identified in Stripes’s notice (“Records”). Such examinations shall be limited to one per Contract Year. Stripes may perform an examination using its own personnel or an independent certified public accounting firm retained by Stripes, or both. Each examination will be performed entirely at McLane’s facilities in Temple, Texas. McLane will cooperate with and give reasonable assistance to Stripes to examine the Records. All Records and other information examined shall be subject to Section 6.5 (Confidentiality), and no records may leave the McLane premises. If Stripes desires to engage an independent certified public accounting firm to perform any examination, an employee of Stripes must accompany the personnel of the firm during the examination, and the firm and each of its personnel performing the examination must execute and deliver to McLane a confidentiality agreement in form and substance reasonably satisfactory to McLane.

6.7 Authority to Bind. Each party represents that the person executing this agreement on its behalf has full authority to execute this agreement and to bind that party.

6.8 Waiver. No waiver of any provision of this agreement will be effective unless in writing and signed by an authorized representative of the party or parties bound thereby. The failure of either party to enforce any provision of this agreement or exercise any right granted hereby is not to be construed to be a waiver of that provision or right, nor to affect the validity of this agreement or any part of it, nor to limit in any way the right of either party subsequently to enforce any provision or exercise any right in accordance with its terms.

6.9 Assignment. This agreement will be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns, but neither party may assign this agreement unless the other consents in writing unless such assignment is to such party’s Affiliate and such Affiliate agrees to be bound by the terms and conditions hereunder.

6.10 Manufacturers’ Warranties. McLane shall pass to Stripes any warranties, indemnifications or other protections made available by the applicable Manufacturer or vendor to the full extent McLane is authorized to pass those benefits. In the event of any claims arising out of or related to any Product, Stripes shall look solely to the Manufacturer or vendor of such Product for defense, indemnification or other applicable relief, and not to McLane. EXCEPT AS OTHERWISE PROVIDED UNDER THIS SECTION, ALL PRODUCTS SOLD OR OTHERWISE DISTRIBUTED UNDER THIS AGREEMENT ARE SOLD BY MCLANE “AS IS” AND WITHOUT ANY WARRANTIES BY MCLANE OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.11 LIMITATION OF LIABILITY. EXCEPT AS SET FORTH IN SECTION 5.3, IN NO EVENT WILL McLANE BE LIABLE FOR (A) ANY ACTS OR OMISSIONS OF STRIPES, OR (B) ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES, EVEN IF McLANE HAS BEEN ADVISED OF THE POSSIBILITY OF THOSE DAMAGES, AND WHETHER BASED UPON CONTRACT, NEGLIGENCE, STRICT TORT, STATUTE, OR ANY OTHER LEGAL THEORY.

6.12 Force Majeure. Neither party will be liable to the other for any failure or delay in performance of its obligations under this agreement (other than obligations to pay money when due) because of circumstances beyond its control, including acts of God, flood, fire, riot, accident, strikes, or work stoppages for any reason, embargo, inability to obtain phone lines, government action (including enactment of any statute, regulation, rule, ordinance or other law of the United States or any state or local government or any subdivision or agency thereof (“Law”) that restricts or prohibits the performance contemplated by this agreement) and other causes beyond its control, whether or not of the same class or kind as specifically named above. If either party is unable to perform any obligation (other than an obligation by Stripes to pay amounts under Section 3.3 when due) for any of these reasons, and that party gives a written notice, within 5 business days after the occurrence of the event, describing (i) its inability to so perform, (ii) the steps it plans to take to rectify or mitigate that inability, and (iii) the anticipated length of that inability, then the obligations of that party will be suspended for the duration, and only to the extent of, that event. Without limiting the foregoing, if for any reason McLane is unable to supply the total demand for a product, it may allocate its available supply among itself and its customers as McLane determines to be fair and practical, without liability for any failure of performance that may result; provided, however, that McLane shall give effect to any special or preferential allocations Stripes may secure through independent negotiations with any Manufacturer or supplier.

6.13 Material Change in Circumstances. A party may send a notice to the other party requesting renegotiation of this agreement (a “Change Notice”) if a significant change in circumstances occurs that affects product or delivery cost with respect to the products or services, or both, to be provided under this agreement or that affects the overall economics of that party’s business (any such event, a “Material Change”). Examples of a Material Change would include: [***] set forth in this agreement. Any Change Notice must describe the Material Change in detail, its effects on the party sending the Change Notice, and the modifications to this agreement being requested as a result. If the parties have not reached agreement as to the requested modifications 60 days after the applicable Change Notice was sent, Stripes Chief Executive Officer or a designated Stripes company officer and McLane’s President shall meet, and any joint decision they reach will be binding on the parties. If the parties are unable to reach agreement, the party sending the Change Notice may terminate this agreement by giving the other party, within 30 days after the date of that meeting, a written notice that specifies a termination date that is no later than 180 days after the date of that notice.

6.14 Governing Law; Forum. The laws of the state of Texas, other than its choice-of-law rules, govern this agreement and all transactions under it. Each party agrees that the sole jurisdiction and venue for any litigation arising under or related to this agreement or to any products distributed, sold or received under this agreement, will be the District Courts of the state of Texas, Harris County. Each party irrevocably submits to the jurisdiction of any such court, agrees to venue in that court, waives any defense of forum non conveniens, agrees to notice and service of process by mail at its address specified in this agreement, and agrees to enforcement of any award or judgment in any jurisdiction in which that party has its business or assets.

*CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS NOTED WITH “[***].” AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

6.15 Rules of Construction. In the interpretation of this agreement, unless the context otherwise expressly requires:

(a) The term “including” means “including, without limitation.”

(b) The term “person” means any individual, corporation, business enterprise or other legal entity, public or private, and any legal successor, representative, agent or agency of that individual, corporation, business enterprise, or legal entity.

(c) Any reference to any Law includes all statutory and administrative provisions consolidating, amending or replacing such Law, and includes all rules and regulations promulgated thereunder.

(d) Any reference to a Section or Exhibit is to the Section or Exhibit of this agreement.

6.16 Illegality; Severability. If a court of competent jurisdiction declares any provision of this agreement to violate any applicable Law, then the parties shall negotiate in good faith to modify that provision to the extent necessary to make it legal and enforceable and to achieve a similar economic effect. If the parties cannot agree on such a modification, the provision will be deemed stricken with respect to the jurisdiction in question, and the remainder of this agreement will remain in full force and effect.

6.17 Counterparts. This agreement may be signed in two or more counterparts, each of which is to be deemed an original but all of which together are to be considered one and the same agreement. All parties need not sign the same counterpart. This agreement will become effective when counterparts have been signed by each party and delivered to the other party, including by facsimile.

6.18 Entire Agreement; Modifications. This agreement constitutes the entire agreement of the parties with regard to its subject matter and supersedes all previous written or oral agreements and understandings between the parties with regard to that subject matter. No modification of or amendment to this agreement will be effective unless made in writing and signed by both parties

The parties are signing this agreement on the dates reflected below, although the agreement will be effective as of the date stated in the introductory clause.

STRIPES LLC		McLANE COMPANY, INC.

BY:	/s/ R.D. Coben	BY:	/s/ Ron Clark
PRINTED NAME:	R.D. Coben	PRINTED NAME:	Ron Clark
TITLE:	CMO	TITLE:	Division President
DATE:	December 20, 2007	DATE:	December 20, 2007

Send Notices to:	Send Notices to:

Mr. Sam L. Susser	President
Chief Executive Officer	McLane Grocery Distribution
Stripes LLC	P.O. Box 6115
PO Box 9036	Temple, Texas 76503-6115
Corpus Christi, TX 78469-9036	Fax: 254-771-7509
Fax: 361-693-3725
With a copy to:

Mr. E. V. Bonner	General Counsel
Executive Vice-President and General Counsel	McLane Company, Inc.
Stripes LLC	4747 McLane Parkway
PO Box 9036	Temple, Texas 76504
Corpus Christi, TX 78469-9036	Fax: 254-771-7515
Fax: 361-693-3725

Mr. Ron Coben
Chief Marketing Officer
Stripes LLC
PO Box 9036
Fax: 361-693-3725